EXHIBIT 99.1

Puradyn Releases 2013 2nd Quarter Unaudited Financial Results

Boynton Beach, FL – August 14, 2013 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported unaudited results of operations for the second fiscal quarter ended June 30, 2013.

Net sales for the three months ended June 30, 2013 were $600,390 compared to $804,099 for the same period in 2012, a decrease of 25%.  Net sales for the six month period ending June 30, 2013 were approximately $1.17 million compared to approximately $1.56 million for the same time period in 2012, a decrease of 24.5%.

The Company reported a net loss of $474,215 or ($0.01) per share, basic and diluted, for the three months ended June 30, 2013, compared to a net loss of $273,119 or ($0.01) per share, basic and diluted, for the same period in 2012; and a net loss of $890,899 or ($0.01) per share, basic and diluted, for the six months ended June 30, 2013, compared to a net loss of $505,097 or ($0.01) for the same period in 2012.  Basic and diluted weighted average shares used in the calculation for the three-months ended 2013 and 2012 were 48,441,050 and 47,185,445, respectively.

Loss from operations for the three months ended June 30, 2013 increased by $199,454 or 86.3%, as compared to the same period in 2012.  Gross profit, as a percentage of net sales, decreased from 36.1% in the three months ended June 30, 2012 to 15.8% in the three months ended June 30, 2013.  Loss from operations for the six months ended June 30 increased by $227,555 or 40% in 2013 as compared to the same period in 2012.  Gross profit, as a percentage of net sales, decreased from 30.1% in the six months ended June 30, 2012 to 22.6% in the six months ended June 30, 2013.

Kevin G. Kroger, President and COO, noted, “The second quarter of 2013 was not as strong as the same time period last year, as a couple of our larger distributors’ sales are below their business for same period. However, we continue to focus on efforts to add to our overall distributor base, as exemplified by our announcement last week in a release that we have entered into Puradyn’s first ever exclusive distributorship agreement in the commercial marine industry with MER Equipment.”

Kroger concluded, “Our technology is gaining understanding and acceptance; however, there continues to be a slow process of transitioning from a verbal commitment to actual purchase order.  The industry trade magazine coverage over the past 12 months or so, which has promoted the direct and indirect benefits of our product’s performance to the bottom line, is helping to shorten that time between verbal commitment and actual purchase order release.  For the remainder of 2013, we remain confident in our overall strategy and targeted markets.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com/.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCQB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2013 and 2012

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$600,390	$804,099	$1,174,878	$1,555,601
Costs and expenses:
Cost of products sold	506,030	514,526	909,563	1,086,745
Salaries and wages	274,313	269,079	554,138	551,279
Selling and administrative	250,484	251,477	508,184	487,029
Total operating costs	1,030,827	1,035,082	1,971,885	2,125,053
Loss from operations	(430,437)	(230,983)	(797,007)	(569,452)
Other income (expense):
Realized gain on foreign currency	—	—	—	146,255
Other income	10,000	—	10,000	—
Interest expense	(53,778)	(42,136)	(103,892)	(81,900)
Total other expense, net	(43,778)	(42,136)	(93,892)	64,355
Loss before income taxes	(474,215)	(273,119)	(890,899)	(505,097)
Income tax expense	—	—	—	—
Net loss	$(474,215)	$(273,119)	$(890,899)	$(505,097)
Basic and diluted loss per common share	$(.01)	$(.01)	$(.01)	$(.01)
Weighted average common shares outstanding (basic and diluted)	48,441,050	47,185,445	48,170,048	47,119,622

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CONTACT:

Puradyn

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com